Exhibit 10.8

July 12, 2021

ValueAct Capital Management, L.P.

One Letterman Drive

Building D, 4th Floor

San Francisco, CA 94129

Ladies and Gentlemen:

This letter agreement is entered into by and among ValueAct Capital Management, L.P. (“ValueAct”), CBRE Acquisition Holdings, Inc. (“CBAH”) and Altus Power, Inc. (“Altus” and, together with ValueAct and CBAH, the “Parties”). Concurrently with the execution of this letter agreement, CBAH and Altus are entering into that certain Business Combination Agreement, dated as of July 12, 2021 by and among CBAH, Altus and the other persons party thereto (the “Transaction Agreement”).

The Parties hereby agree that, promptly following execution of this letter agreement, CBAH and Altus shall consider in good faith Sarah Coyne for appointment to the Board of Directors of PubCo (as defined in the Transaction Agreement) (the “Board”) upon consummation of the transactions contemplated by the Transaction Agreement (the “Closing”), which consideration may include a vetting process no more onerous, burdensome or time consuming than the process for vetting any other candidate for membership on the Board. Following completion of such consideration, each of CBAH and Altus shall promptly inform ValueAct of its determination, and take all necessary actions (to the extent such actions are not prohibited by applicable law and are within such party’s control) to appoint Ms. Coyne to the Board, in such class as determined by CBAH and Altus after taking into account the composition of the Board to be effective at Closing (and taking into account ValueAct’s request that Ms. Coyne be appointed to the latest expiring class), upon the occurrence of the Closing, unless (i) CBAH and Altus reasonably determine that Ms. Coyne is not “independent” under the rules and regulations of the New York Stock Exchange or that Ms. Coyne has participated in activities involving moral turpitude, dishonesty or fraud which would reasonably be expected to cause harm to the Company’s business or reputation, or to Ms. Coyne’s ability to perform her duties on the Board or (ii) Altus, after unbiased consideration, determines in its reasonable discretion that Ms. Coyne is not an appropriate fit for the Board. In the event that CBAH and/or Altus, as applicable, reasonably determine to reject Ms. Coyne or any Alternate Candidate (as defined below) for the foregoing reason(s), CBAH and Altus shall promptly notify ValueAct of such determination (along with an explanation for such rejection), ValueAct shall be entitled to continue to propose additional candidates (an “Alternate Candidate”) for appointment to the Board, and each of CBAH and Altus shall promptly consider such Alternate Candidates in good faith for appointment to the Board upon the same terms as set forth above. Following completion of such consideration with respect to an Alternate Candidate, each of CBAH and Altus shall promptly inform ValueAct of its determination, and take all necessary actions (to the extent such actions are not prohibited by applicable law and are within such party’s control) to appoint such Alternate Candidate to the Board, in such class as determined by CBAH and Altus after taking into account the composition of the Board to be effective at Closing (and taking into account ValueAct’s request that such Alternate Candidate be appointed to the latest expiring class), upon the occurrence of (or if applicable, following) the Closing (subject to CBAH’s and Altus’s right to reject such Alternate Candidate for the reasons set forth above).

This letter agreement shall terminate upon the earlier of the appointment of Ms. Coyne or an Alternate Candidate to the Board concurrently with, or following, the Closing.

The Parties acknowledge that due to the unique and substantial obligations set forth herein there would be no adequate remedy at law for any actual or threatened violation of this letter agreement and actual or threatened violation would result in irreparable harm to the Parties. In the event of an actual or threatened violation of this letter agreement, each Party expressly consents to the enforcement of this letter agreement by injunctive relief or specific performance in addition to any other remedy to which such Party is entitled at law or in equity. This letter agreement shall be governed in all respects by the laws of the state of Delaware. The state or federal courts located in Wilmington, Delaware shall each have non-exclusive jurisdiction over all disputes relating to this letter agreement. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement. This letter agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single agreement. Any press release or public statement to be made by a Party reciting the contents of this letter agreement shall be reasonably acceptable to the other Parties.

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among the Parties.

Very truly yours,

CBRE Acquisition Holdings, Inc.

By:	/s/ Cash J. Smith
Name:	Cash J. Smith
Title:	President, Chief Financial Officer and Secretary

Altus Power, Inc.

By:	/s/ Gregg Felton
Name:	Greg Felton
Title:	Co-Founder and Co-Chief Executive Officer

Accepted and agreed as of

July 12, 2021:

ValueAct Capital Management, L.P.

By:	/s/ Jason B. Breeding
Name:	Jason B. Breeding
Title:	General Counsel & Corporate Secretary

[Signature Page to VAC Director Nomination Side Letter]